Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2020 RESULTS

Houston, Texas
May 5, 2020
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net loss attributable to the Company of $7.2 million, or $0.35 per diluted share, for its first quarter ended March 31, 2020 (“current quarter”) on operating revenues of $57.1 million compared to net loss attributable to the Company of $0.7 million, or $0.03 per diluted share, for the quarter ended December 31, 2019 (“preceding quarter”) on operating revenues of $60.4 million. Excluding the impact of special items and foreign currency losses, as discussed below, adjusted net loss attributable to the Company (“Adjusted Net Loss”) would have been $1.3 million, or $0.06 per diluted share, in the current quarter.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $4.1 million in the current quarter compared to $10.1 million in the preceding quarter. EBITDA adjusted to exclude special items was $8.3 million in the current quarter compared to $13.7 million in the preceding quarter. Special items in the current quarter consisted of $4.2 million of non-routine professional services fees and other costs related to the expected merger with Bristow Group Inc. ("Bristow"). In addition, the current quarter results were adversely impacted by foreign currency losses of $1.7 million primarily due to the weakening of the Brazilian real relative to United States (“U.S.”) dollar. Excluding the impact of these primarily non-cash foreign currency losses, EBITDA adjusted to exclude special items would have been $10.0 million the current quarter. Special items in the preceding quarter consisted of a $1.6 million non-cash impairment charge related to the Company's last remaining H225 helicopter, a $1.0 million non-cash charge due to the impairment of an intangible asset related to the Company’s subsidiary in Colombia and $1.0 million of non-routine professional services fees related to the expected merger with Bristow. EBITDA further adjusted to exclude gains and losses on asset dispositions, as well as the aforementioned special items, was $8.3 million in the current quarter compared to $10.6 million in the preceding quarter. Losses on asset dispositions were less than $0.1 million in the current quarter compared to gains on asset dispositions of $3.1 million in the preceding quarter.
“With the severe demand shock related to COVID-19, substantial excess supply, and the resulting significant decline in oil prices, we expect challenging conditions in the oil and gas industry for the foreseeable future,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “Fortunately, with our strong balance sheet, efficient cost structure, and experience managing through industry downturns, we are well-prepared to navigate through these difficult conditions. The current industry situation further strengthens the rationale for our expected merger with Bristow. The combined company will be larger and more diversified, particularly with UK SAR revenues that are not tied to the oil markets. The expected cost savings of at least $35 million not only create substantial value for shareholders but also position the combined company to better deal with the difficult challenges the oil and gas industry is likely to experience for some time to come. We are pleased to announce that the merger process is proceeding well, and we now expect to close the merger by mid-June.”

Sequential Quarter Results
Operating revenues in the current quarter were $3.3 million lower compared to the preceding quarter primarily due to the end of emergency response services and dry-leasing contracts as well as lower oil and gas services revenues.

Operating expenses were $1.0 million lower in the current quarter primarily due to decreased personnel, repairs and maintenance and fuel costs, partially offset by higher insurance premiums and other operating expenses.
Administrative and general expenses were $1.4 million higher in the current quarter due to increased professional services fees related to the expected merger with Bristow, partially offset by lower compensation expenses.
Foreign currency losses were $1.7 million in the current quarter primarily due to the weakening of the Brazilian real relative to the U.S. dollar.
Calendar Quarter Results
Operating revenues in the current quarter were $5.8 million higher compared to the quarter ended March 31, 2019 (“prior year quarter”) primarily due to higher utilization of helicopters in U.S. oil and gas operations and the commencement of a new emergency response services contract.
Operating expenses were $1.8 million higher in the current quarter primarily due to an increase in personnel costs and other expenses related to increased activity in the current quarter, partially offset by lower repairs and maintenance costs.
Administrative and general expenses were $3.9 million higher in the current quarter primarily due to increased professional services fees and other costs related to the expected merger with Bristow.
Foreign currency losses were $1.6 million higher in the current quarter primarily due to the weakening of the Brazilian real relative to the U.S. dollar.
Net loss attributable to the Company was $7.2 million in the current quarter compared to $5.9 million in the prior year quarter. EBITDA was $4.1 million in the current quarter compared to $4.5 million in the prior year quarter. EBITDA adjusted to exclude special items was $8.3 million in the current quarter compared to $5.6 million in the prior year quarter. Special items in the current quarter are discussed above. Special items in the prior year quarter consisted of $0.2 million of non-routine professional services fees related to the expected merger with Bristow and $1.0 million of equity losses from the Company’s Dart Holding Company Ltd. (“Dart”) joint venture, which was sold in 2019. EBITDA further adjusted to exclude losses on asset dispositions, as well as the aforementioned special items, was $8.3 million in the current quarter compared to $5.8 million in the prior year quarter.
Liquidity
As of March 31, 2020, the Company had $113.5 million in cash balances and $124.3 million of remaining availability under its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) for total liquidity of $237.8 million. As of March 31, 2020, the Company’s senior secured leverage ratio, as defined in the Facility, was 0.3x compared to the covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio was 3.2x compared to the covenant requirement of not less than 1.75x.
The Facility requires that the Company maintain certain financial ratios on a rolling four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated differently under the Facility than as presented elsewhere in this release.

Capital Commitments
The Company had unfunded capital commitments of $79.6 million as of March 31, 2020. The Company may terminate all of its commitments without further liability other than aggregate liquidated damages of $2.1 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2021. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company has outstanding options to purchase up to ten additional AW189 helicopters. If these options are exercised, the helicopters would be scheduled for delivery in 2021 and 2022.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 6, 2020, to review the results for the first quarter ended March 31, 2020. The conference call can be accessed as follows:
All callers will need to reference the access code 844510.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 378-4398
Outside the U.S.: Operator Assisted International Dial-In Number: (323) 701-0223
Replay
A telephone replay will be available through May 20, 2020 by dialing 888-203-1112 and utilizing the access code above. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through May 20, 2020. The accompanying investor presentation will be available on May 6, 2020 on Era’s website at www.erahelicopters.com.
For additional information concerning Era, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at https://ir.erahelicopters.com/.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Chile, Colombia, India, Mexico, Spain and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services. Era also provides a variety of operating lease solutions and technical fleet support to third party operators. To learn more, visit our website at www.erahelicopters.com.
About Bristow Group
Bristow Group Inc. is the world’s leading provider of offshore oil and gas transportation, search and rescue (“SAR”) and aircraft support services to government and civil organizations worldwide. Bristow’s strategically located global fleet supports operations in the North Sea, Nigeria and the U.S. Gulf of Mexico; as well as in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Guyana and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the United Kingdom on behalf of the Maritime and Coastguard Agency. To learn more, visit the Bristow website at www.bristowgroup.com.

Additional Information and Where to Find It
In connection with the proposed merger with Bristow Group Inc. (“Bristow”), on April 3, 2020, Era filed with the SEC a preliminary registration statement on Form S-4, as amended by Amendment No. 1 thereto filed on April 23, 2020 (the “Preliminary Registration Statement”) that included a preliminary joint proxy and consent solicitation statement of Era and Bristow that also constitutes a preliminary prospectus of Era (the “Preliminary Joint Proxy and Consent Statement/Prospectus”). Each of Era and Bristow will provide, when it is available, the definitive joint proxy and consent statement/prospectus to their respective stockholders. Era and Bristow also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Preliminary Joint Proxy and Consent Statement/Prospectus, the registration statement or the definitive joint proxy and consent statement/prospectus or any other document which Era or Bristow may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY JOINT PROXY AND CONSENT STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. You may obtain a copy of the Preliminary Joint Proxy and Consent Statement/Prospectus, the Preliminary Registration Statement and other relevant documents filed by Era and Bristow without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Era by mail at 945 Bunker Hill Rd., Suite 650, Houston, Texas 77024, Attention: Investor Relations, by telephone at (713)-369-4700, or by going to the Investor page on Era’s corporate website at www.erahelicopters.com; or (2) Bristow by mail at 3151 Briarpark Drive, Suite 700, Houston, Texas, 77042, Attention: Investor Relations, by telephone at (713) 267-7600, or by going to the Investors page on Bristow’s corporate website at www.bristowgroup.com.
Participants in Proxy Solicitation
Era, Bristow and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Era and Bristow stockholders in respect of the proposed transaction under the rules of the SEC. You may obtain information regarding the names, affiliations and interests of Era’s directors and executive officers in Era’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 6, 2020 and its Preliminary Joint Proxy and Consent Statement/Prospectus. Investors may obtain information regarding the names, affiliations and interests of Bristow’s directors and executive officers on Bristow’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Preliminary Joint Proxy and Consent Statement/Prospectus filed with the SEC and the definitive joint proxy and consent statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the Preliminary Joint Proxy and Consent Statement/Prospectus and the definitive joint proxy and consent statement/prospectus (when it is available) carefully and in its entirety before making any voting or investment decisions.
No Offer or Solicitation
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, risks related to the Company’s recently announced combination with Bristow, including: the ability of Bristow and the Company to obtain necessary shareholder approvals, the ability to satisfy all necessary conditions on the anticipated closing timeline or at all, the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the Merger, conditions imposed in order to obtain required regulatory approvals for the Merger, the costs incurred to consummate the Merger, the possibility that the expected synergies from the Merger will not be realized, difficulties related to the integration of the two companies, disruption from the anticipated Merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and the diversion of management time and attention to the anticipated combination; the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of the coronavirus pandemic (“COVID-19”) and general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels, including instances of below-zero prices in oil futures and concerns of an excess of oil supply for a sustained period and limitations of storage capacity for such excess oil supply; the impact of COVID-19 and supply decisions by Saudi Arabia and Russia have resulted in a decrease in the price of and demand for oil, which has caused, and may continue to cause, a decrease in the demand for the Company's services; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on United States (“U.S.”) government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism, trade policies and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology and potential harm from cyber-security incidents; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matter

s and factors, many of which are beyond the Company’s control. In addition, these statements constitute the Company Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. the Company Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in the Company Group's Annual Report on Form 10-K for the year ended December 31, 2019, in the Preliminary Joint Proxy and Consent Statement/Prospectus, Form 10-Q and in the Company Group's current reporting on Form 8-K (if any). This press release reflects the views of the Company’s management as of the date hereof. Except to the extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Total revenues	$57,056	$60,377	$58,909	$55,480	$51,293
Costs and expenses:
Operating	38,506	39,508	39,522	38,820	36,696
Administrative and general	12,745	11,366	9,142	8,895	8,875
Depreciation and amortization	9,507	9,337	9,312	9,520	9,450
Total costs and expenses	60,758	60,211	57,976	57,235	55,021
Gains (losses) on asset dispositions, net	(34)	3,095	754	(68)	(124)
Loss on impairment	—	(2,551)	—	—	—
Operating income (loss)	(3,736)	710	1,687	(1,823)	(3,852)
Other income (expense):
Interest income	749	845	956	934	752
Interest expense	(3,439)	(3,517)	(3,464)	(3,432)	(3,461)
Loss on sale of investments	—	—	—	(569)	—
Foreign currency gains (losses), net	(1,704)	102	(718)	270	(126)
Loss on debt extinguishment	—	—	—	(13)	—
Other, net	10	(3)	(5)	(9)	(11)
Total other income (expense)	(4,384)	(2,573)	(3,231)	(2,819)	(2,846)
Loss before income taxes and equity earnings	(8,120)	(1,863)	(1,544)	(4,642)	(6,698)
Income tax expense (benefit)	(831)	(1,052)	515	1,394	(1,588)
Loss before equity earnings	(7,289)	(811)	(2,059)	(6,036)	(5,110)
Equity earnings (losses), net of tax	—	—	—	10,910	(975)
Net income (loss)	(7,289)	(811)	(2,059)	4,874	(6,085)
Net loss attributable to noncontrolling interest in subsidiary	60	131	149	66	142
Net income (loss) attributable to Era Group Inc.	$(7,229)	$(680)	$(1,910)	$4,940	$(5,943)

Basic earnings (loss) per common share	$(0.35)	$(0.03)	$(0.09)	$0.22	$(0.28)
Diluted earnings (loss) per common share	$(0.35)	$(0.03)	$(0.09)	$0.22	$(0.28)

Weighted average common shares outstanding, basic	20,702,670	20,652,207	20,625,408	21,448,115	21,323,312
Weighted average common shares outstanding, diluted	20,702,670	20,653,699	20,629,328	21,448,115	21,323,312

EBITDA	$4,077	$10,146	$10,276	$18,286	$4,486
Adjusted EBITDA	$8,288	$13,662	$10,458	$8,112	$5,629
Adjusted EBITDA excluding asset dispositions	$8,322	$10,567	$9,704	$8,180	$5,753

ERA GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Oil and gas:(1)
U.S.	$37,054	$37,462	$36,226	$33,270	$32,466
International	13,281	13,655	14,740	14,499	13,616
Total oil and gas	50,335	51,117	50,966	47,769	46,082
Dry-leasing	3,076	3,911	4,250	4,287	3,463
Emergency response	3,645	5,349	3,693	3,424	1,748
	$57,056	$60,377	$58,909	$55,480	$51,293

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Oil and gas:(1)
U.S.	5,027	5,644	6,181	5,689	5,101
International	2,531	2,396	2,599	2,548	2,224
Total oil and gas	7,558	8,040	8,780	8,237	7,325
Emergency response	162	120	144	110	76
	7,720	8,160	8,924	8,347	7,401
____________________

(1)	Primarily oil and gas services, but also includes revenues and flight hours from utility services.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$113,518	$117,366	$107,736	$88,430	$49,612
Receivables:
Trade, net of allowance for doubtful accounts	39,856	37,964	37,176	35,658	37,178
Tax receivables	2,159	2,860	2,705	2,680	2,843
Other	15,006	15,421	11,567	16,478	7,204
Inventories, net	19,941	20,066	20,826	21,004	20,893
Prepaid expenses	3,412	2,184	2,851	2,822	2,233
Total current assets	193,892	195,861	182,861	167,072	119,963
Property and equipment	893,585	895,063	901,580	918,972	918,252
Accumulated depreciation	(345,457)	(338,164)	(334,730)	(336,825)	(327,444)
Net property and equipment	548,128	556,899	566,850	582,147	590,808
Operating lease right-of-use	8,672	9,468	9,907	8,080	8,460
Equity investments and advances	—	—	—	—	24,427
Intangible assets	92	96	1,094	1,098	1,102
Other assets	1,726	2,191	6,363	6,487	21,081
Total assets	$752,510	$764,515	$767,075	$764,884	$765,841

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,475	$12,923	$11,940	$13,467	$12,643
Accrued wages and benefits	6,565	10,554	8,960	8,222	5,524
Accrued interest	3,309	520	3,321	536	3,376
Accrued income taxes	2,297	3,612	2,945	938	2,874
Accrued other taxes	1,539	937	1,986	1,410	1,414
Accrued contingencies	701	598	548	647	656
Current portion of long-term debt	17,901	18,317	1,845	1,859	1,938
Other current liabilities	3,310	3,315	2,851	2,902	3,092
Total current liabilities	48,097	50,776	34,396	29,981	31,517
Long-term debt	142,004	141,832	158,731	158,981	159,961
Deferred income taxes	101,984	103,793	105,440	106,929	104,824
Operating lease liabilities	7,103	7,815	8,166	6,387	6,773
Deferred gains and other liabilities	920	745	850	850	721
Total liabilities	300,108	304,961	307,583	303,128	303,796

Redeemable noncontrolling interest	2,752	2,812	2,945	3,094	3,160
Equity:
Era Group Inc. stockholders’ equity:
Common stock	230	224	224	224	224
Additional paid-in capital	452,701	452,009	451,103	449,687	448,690
Retained earnings	7,463	14,692	15,372	17,282	12,342
Treasury shares, at cost	(10,744)	(10,183)	(10,152)	(8,531)	(2,481)
Accumulated other comprehensive income, net of tax	—	—	—	—	110
Total equity	449,650	456,742	456,547	458,662	458,885
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$752,510	$764,515	$767,075	$764,884	$765,841

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Loss to assess the performance and operating results of its business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reported period, as noted below. Adjusted Net Loss is defined as net loss attributable to the Company adjusted for certain special items that occured during the reported period, as noted below, and significant foreign currency changes. The Company includes EBITDA, Adjusted EBITDA and Adjusted Net Loss to provide investors with a supplemental measure of its operating performance. Neither EBITDA, Adjusted EBITDA nor Adjusted Net Loss is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Loss are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Loss (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Net income (loss)	$(7,289)	$(811)	$(2,059)	$4,874	$(6,085)
Depreciation and amortization	9,507	9,337	9,312	9,520	9,450
Interest income	(749)	(845)	(956)	(934)	(752)
Interest expense	3,439	3,517	3,464	3,432	3,461
Income tax (benefit) expense	(831)	(1,052)	515	1,394	(1,588)
EBITDA	$4,077	$10,146	$10,276	$18,286	$4,486
Special items (1)	4,211	3,516	182	(10,174)	1,143
Adjusted EBITDA	$8,288	$13,662	$10,458	$8,112	$5,629
Losses (gains) on asset dispositions, net	34	(3,095)	(754)	68	124
Adjusted EBITDA excluding asset dispositions	$8,322	$10,567	$9,704	$8,180	$5,753
(1)Special items include the following:

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Non-routine professional services fees and other costs related to the Bristow merger	$4,211	$965	$182	$154	$168
H225 impairment	—	1,557	—	—	—
Colombia intangible asset impairment	—	994	—	—	—
Equity (earnings) losses	—	—	—	(10,910)	975
Loss (gain) on debt extinguishment	—	—	—	13	—
Loss on sale of investment	—	—	—	569	—
	$4,211	$3,516	$182	$(10,174)	$1,143

Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude professional services fees paid in relation to the expected merger with Bristow.  Management believes that the use of Adjusted Free Cash Flow is meaningful as it measures the Company’s ability to generate cash from its business after excluding cash payments for special items. Management uses this information as an analytical indicator to assess the Company’s liquidity and performance.  However, investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands).

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Net cash provided by (used in) operating activities	$(2,132)	$7,708	$9,970	$7,240	$2,635
Plus: Proceeds from disposition of property and equipment	—	4,000	9,252	—	—
Less: Purchases of property and equipment	(400)	(1,390)	(2,588)	(1,268)	(1,312)
Free cash flow	$(2,532)	$10,318	$16,634	$5,972	$1,323
Plus: Non-routine professional services fees(2)	2,591	329	237	—	168
Adjusted free cash flow	$59	$10,647	$16,871	$5,972	$1,491
____________________
(2) Non-routine professional services fees related to the expected merger with Bristow.

ERA GROUP INC. FLEET COUNT (unaudited)

	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Heavy:
S92	4	4	4	4	4
H225	1	1	1	1	1
AW189	4	4	4	4	4
	9	9	9	9	9

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	5
B212	3	3	5	5	5
	44	44	46	46	46

Light—twin engine:
A109	6	7	7	7	7
EC135	10	10	10	13	13
BO105	3	3	3	3	3
	19	20	20	23	23

Light—single engine:
A119	13	13	13	13	13
AS350	17	17	17	17	17
	30	30	30	30	30
Total Helicopters	102	103	105	108	108